Exhibit 99.1

Ceridian Reports First Quarter 2019 Results

•	First quarter 2019 total revenue of $203.7 million, up 7.9% year-over-year, and, on a constant currency basis, up 9.5% year-over-year
•	First quarter 2019 Dayforce revenue of $132.8 million, up 27.6% year-over-year, and, on a constant currency basis, up 28.6% year-over-year
•	First quarter 2019 Cloud revenue of $154.6 million, up 21.8% year-over-year, and, on a constant currency basis, up 23.7% year-over-year
•	First quarter 2019 operating profit of $27.4 million, and first quarter 2019 Adjusted EBITDA of $49.8 million, up 7.1% year-over-year

Minneapolis, MN and Toronto, ON, May 1, 2019 - Ceridian HCM Holding Inc. (“Ceridian” or the “Company”) (NYSE:CDAY) (TSX:CDAY), a global human capital management (“HCM”) software company, announced today its financial results for the first quarter ended March 31, 2019. All financial results are reported in U.S. dollars unless otherwise stated. A reconciliation of U.S. generally accepted accounting principles (“GAAP”) to non-GAAP financial measures has been provided in this press release, including the accompanying tables. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

“We are pleased with the results from the first quarter of 2019,” said David Ossip, Chairman and Chief Executive Officer of Ceridian. “Revenue from Dayforce, our flagship cloud HCM platform, grew 28% to $132.8 million, and we now have 3,851 customers live on the Dayforce platform. During the first quarter, we continued to see strong market demand for our products.”

Arthur Gitajn, Executive Vice President and Chief Financial Officer of Ceridian, added, “We achieved net income of $11.2 million and diluted net income per share of $0.08 for the first quarter of 2019, compared to net income of $0.1 million and diluted net loss per share of $(0.07) for the first quarter of 2018.”

Financial Highlights for the First Quarter 2019

Revenue

•

Total revenue, which includes revenue from both our Cloud and Bureau solutions, increased 7.9% to $203.7 million for the first quarter of 2019 compared with the first quarter of 2018. Excluding the effect of foreign currency fluctuations, total revenue increased 9.5% for the first quarter of 2019 compared with the first quarter of 2018.

•

Dayforce revenue increased 27.6% to $132.8 million for the first quarter of 2019 compared with the first quarter of 2018.  Excluding the effect of foreign currency fluctuations, Dayforce revenue increased 28.6% for the first quarter of 2019 compared with the first quarter of 2018.

•

Cloud revenue, which includes both Dayforce and Powerpay, increased 21.8% to $154.6 million for the first quarter of 2019 compared with the first quarter of 2018.  Excluding the effect of foreign currency fluctuations, Cloud revenue increased 23.7% for the first quarter of 2019 compared with the first quarter of 2018.

Gross Margin, Operating Profit and Adjusted EBITDA

•

Recurring services gross margin improved to 70.5% for the first quarter of 2019 compared to 68.5% in the first quarter of 2018.  Professional services and other gross margin improved to (14.2)% for the first quarter of 2019 compared to (17.6)% in the first quarter of 2018.

•	Gross margin improved to 45.9% for the first quarter of 2019 compared to 43.9% in the first quarter of 2018.
•

Operating profit was $27.4 million for the first quarter of 2019 compared to $28.0 million in the first quarter of 2018.  Excluding the impact of share-based compensation expense, fees primarily associated with the secondary equity offering in March 2019, and severance charges, operating profit would have been $36.7 million for the first quarter of 2019 compared to $33.2 million in the first quarter of 2018, an increase of 10.5%.

•	Adjusted EBITDA increased 7.1% to $49.8 million for the first quarter of 2019 compared with the first quarter of 2018.

Net Income (Loss) and Net Income (Loss) Per Share

•

Income from continuing operations before income taxes was $16.9 million for the first quarter of 2019 compared to $8.0 million for the first quarter of 2018, an increase of more than 100%. Net income was $11.2 million for the first quarter of 2019, compared to net income of $0.1 million for the first quarter of 2018.  Diluted net income per share was $0.08 for the first quarter of 2019 based on 147.0 million diluted weighted average common shares outstanding compared to diluted net loss per share of $(0.07) for the first quarter of 2018 based on 65.3 million diluted weighted average common shares outstanding.

Balance Sheet

•	Cash and equivalents were $206.3 million as of March 31, 2019, a reduction of $11.5 million compared to $217.8 million as of December 31, 2018.
•	Total debt was $668.9 million as of March 31, 2019, a reduction of $1.4 million compared to $670.3 million as of December 31, 2018.

Dayforce Live Customer Count

•

3,851 Dayforce customers were live on the Dayforce platform as of March 31, 2019, a net increase of 697 customers compared to 3,154 Dayforce customers as of March 31, 2018, and a net increase of 133 customers compared to 3,718 as of December 31, 2018.

Recently Adopted Accounting Pronouncements

•

Prior period information within this release has been adjusted to reflect the adoption of Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” ASU No. 2017-07, “Compensation—Retirement Benefits,” and ASU No. 2016-18, “Restricted Cash,” as of January 1, 2019.

•

For additional discussion and disclosure of the impacts of the adoption of these new accounting pronouncements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 1, 2019.

Business Outlook

Based on information available as of May 1, 2019, Ceridian is issuing guidance for the second quarter and full year of 2019 as indicated below. The guidance below reflects a $1.30 Canadian dollar to $1.00 U.S. dollar foreign exchange rate. The average U.S. dollar to Canadian dollar foreign exchange rate experienced in the first quarter of 2019 was $1.33, with a daily range of $1.31 to $1.36.  The average U.S. dollar to Canadian dollar foreign exchange rate experienced in 2018 was $1.30, with a daily range of $1.23 to $1.36.

Full Year 2019

We are reaffirming the full year ranges we provided on February 6, 2019 for Cloud revenue, total revenue, and Adjusted EBITDA, as follows:

•	Cloud revenue is expected to be in the range of $655.0 million to $660.0 million.
•	Total revenue is expected to be in the range of $810.0 million to $815.0 million.
•	Adjusted EBITDA is expected to be in the range of $182.0 million to $187.0 million.

For each $0.01 change in the U.S. dollar to Canadian dollar foreign exchange rate, we estimate it would affect our full year 2019 guidance ranges for Cloud revenue by approximately $1.6 million, total revenue by approximately $2.0 million, and Adjusted EBITDA by approximately $0.6 million.

Second Quarter 2019

We are issuing guidance for the second quarter of 2019, as follows:

•	Cloud revenue is expected to be in the range of $154.0 million to $156.0 million.
•	Total revenue is expected to be in the range of $191.0 million to $193.0 million.
•	Adjusted EBITDA is expected to be in the range of $37.0 million to $39.0 million.

For each $0.01 change in the U.S. dollar to Canadian dollar foreign exchange rate, we estimate it would affect our second quarter 2019 guidance ranges for Cloud revenue by approximately $0.4 million, total revenue by approximately $0.5 million, and Adjusted EBITDA by approximately $0.15 million.

Furthermore, consistent with prior years, the first quarter revenue for our business is seasonally higher than the second quarter revenue primarily due to seasonally higher float balances and year-end printing and processing revenue for W-2 (United States) and T4 (Canada) forms in the first quarter of each year.

We have not reconciled the Adjusted EBITDA ranges for the second quarter of 2019 or the full fiscal year of 2019 to the directly comparable GAAP financial measure because applicable information for future periods, on which this reconciliation would be based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, share-based compensation expense, changes in foreign currency exchange rates, and other items.

Conference Call Details

Ceridian will host a conference call on May 1, 2019 at 5:00 p.m. Eastern Time to discuss the financial results for the first quarter of 2019. Those wishing to participate via the webcast should access the call through Ceridian’s Investor Relations website at https://investors.ceridian.com. Those wishing to participate via the telephone may dial in at 877-701-0459 (USA) or 647-689-5466 (International). The conference call replay will be available via webcast through Ceridian’s Investor Relations website at https://investors.ceridian.com.

About Ceridian HCM Holding Inc.

Ceridian. Makes Work Life Better™.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

Use of Non-GAAP Financial Measures

We use certain non-GAAP financial measures in this release including Adjusted EBITDA, Adjusted EBITDA margin, and revenue growth in a constant currency. We believe that Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures, are useful to management and investors as supplemental measures to evaluate our overall operating performance. Adjusted EBITDA is a component of our management incentive plan and Adjusted EBITDA and Adjusted EBITDA margin are used by management to assess performance and to compare our operating performance to our competitors. We define Adjusted EBITDA as net income or loss before interest, taxes, depreciation, and amortization, as adjusted to exclude net income or loss from discontinued operations, sponsor management fees, non-cash charges for asset impairments, gains or losses on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, share-based compensation expense, severance charges, restructuring consulting fees, transaction costs, and environmental reserve charges. Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of total revenue. Management believes that Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting management performance trends because Adjusted EBITDA and Adjusted EBITDA margin exclude the results of decisions that are outside the normal course of our business operations.

Our presentation of Adjusted EBITDA and Adjusted EBITDA margin are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA and Adjusted EBITDA margin should not be considered as alternatives to operating profit (loss), net income (loss), earnings per share, or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity. Our presentation of Adjusted EBITDA and Adjusted

EBITDA margin should not be construed to imply that our future results will be unaffected by similar items to those eliminated in this presentation. Adjusted EBITDA and Adjusted EBITDA margin are included in this discussion because they are key metrics used by management to assess our operating performance.

Adjusted EBITDA and Adjusted EBITDA margin are not defined under GAAP, are not measures of net income, operating income, or any other performance measures derived in accordance with GAAP, and are subject to important limitations. Our use of the terms Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP.

Adjusted EBITDA and Adjusted EBITDA margin have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect any charges for the assets being depreciated and amortized that may need to be replaced in the future;
•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the impact of share-based compensation upon our results of operations;
•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt; and
•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect our income tax expense or the cash requirements to pay our income taxes.

In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

We present revenue growth in a constant currency to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, which we believe is useful to management and investors. We calculate percentage change in revenue on a constant currency basis by applying a fixed rate of $1.30 Canadian dollar to $1.00 U.S. dollar foreign exchange rate to revenues originally booked in Canadian dollars for all applicable historical periods.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements in this press release include statements relating to second quarter and full year fiscal 2019 total revenue, Cloud revenue and Adjusted EBITDA, as well as those relating to future growth initiatives. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). These risks and uncertainties include, but are not limited to, the following:

•	our inability to attain or to maintain profitability;
•	significant competition for our solutions;
•	our inability to continue to develop or to sell our existing Cloud solutions;

•	our inability to manage our growth effectively;
•	the risk that we may not be able to successfully migrate our Bureau customers to our Cloud solutions or to offset the decline in Bureau revenue with Cloud revenue;
•	the market for enterprise cloud computing develops slower than we expect or declines;
•	efforts to increase use of our Cloud solutions and our other applications may not succeed;
•	we fail to provide enhancements and new features and modifications to our solutions;
•	failure to comply the Federal Trade Commission’s (“FTC”) ongoing consent order regarding data protection;
•	system interruptions or failures, including cyber-security breaches, identity theft, or other disruptions that could compromise our information;
•	our failure to comply with applicable privacy, security and data laws, regulations and standards;
•	changes in regulations governing privacy concerns and laws or other domestic or foreign data protection regulations;
•	we are unable to successfully expand our current offerings into new markets or further penetrate existing markets;
•	we are unable to meet the more complex configuration and integration demands of our large customers;
•	our customers declining to renew their agreements with us or renewing at lower performance fee levels;
•	we fail to manage our technical operations infrastructure;
•	we are unable to maintain necessary third party relationships, and third party software licenses or there are errors in the software we license;
•	our inability to protect our intellectual property rights, proprietary technology, information, processes, and know-how;
•	we fail to keep pace with rapid technological changes and evolving industry standards;
•	changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself;
•	general economic, political and market forces beyond our control; and
•	other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements. In addition to any factors and assumptions set forth above in this press release, the material factors and assumptions used to develop the forward-looking information include, but are not limited to: the general economy remains stable; the competitive environment in the HCM market remains stable; the demand environment for HCM solutions remains stable; our implementation capabilities and cycle times remain stable; foreign exchange rates, both current and those used in developing forward-looking statements, specifically USD to CAD, remain stable at, or near, current rates; we will be able to maintain our relationships with our employees, customers and partners; we will continue to attract qualified personnel to support our development requirements and the support of our new and existing customers; and that the risk factors noted above, individually or collectively, do not have a material impact on the Company. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Ceridian HCM Holding Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions, except share data)

	March 31,	December 31,
	2019	2018
		*As Adjusted
ASSETS
Current assets:
Cash and equivalents	$206.3	$217.8
Trade and other receivables, net	68.8	63.9
Prepaids expenses and other current assets	55.3	48.9
Total current assets before customer trust funds	330.4	330.6
Customer trust funds	4,559.7	2,603.5
Total current assets	4,890.1	2,934.1
Right of use lease asset	39.9	—
Property, plant, and equipment, net	103.9	104.4
Goodwill	1,944.9	1,927.4
Other intangible assets, net	184.3	187.5
Other assets	96.0	94.4
Total assets	$7,259.1	$5,247.8
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$6.8	$6.8
Short-term lease liabilities	13.9	—
Accounts payable	31.8	41.5
Deferred revenue	23.0	23.2
Employee compensation and benefits	38.9	54.5
Other accrued expenses	15.3	23.9
Total current liabilities before customer trust funds obligations	129.7	149.9
Customer trust funds obligations	4,554.0	2,619.7
Total current liabilities	4,683.7	2,769.6
Long-term debt, less current portion	662.1	663.5
Employee benefit plans	151.1	153.3
Long-term lease liabilities	32.7	—
Other liabilities	42.7	45.9
Total liabilities	5,572.3	3,632.3
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par, 500,000,000 shares authorized, 140,675,332 and 139,453,710 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	1.4	1.4
Additional paid in capital	2,351.7	2,325.6
Accumulated deficit	(297.3)	(335.6)
Accumulated other comprehensive loss	(369.0)	(375.9)
Total stockholders’ equity	1,686.8	1,615.5
Total liabilities and equity	$7,259.1	$5,247.8

*Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” which we adopted on January 1, 2019.

Ceridian HCM Holding Inc.

Condensed Consolidated Statements of Operations

(Dollars in millions, except share and per share data)

	Three Months Ended March 31,
	2019	2018
		*As Adjusted
Revenue:
Recurring services	$172.8	$160.9
Professional services and other	30.9	27.9
Total revenue	203.7	188.8
Cost of revenue:
Recurring services	50.9	50.7
Professional services and other	35.3	32.8
Product development and management	15.2	13.7
Depreciation and amortization	8.7	8.7
Total cost of revenue	110.1	105.9
Gross profit	93.6	82.9
Selling, general, and administrative expense	66.2	54.9
Operating profit	27.4	28.0
Other expense (income), net	1.6	(2.2)
Interest expense, net	8.9	22.2
Income from continuing operations before income taxes	16.9	8.0
Income tax expense	5.7	5.8
Income from continuing operations	11.2	2.2
Loss from discontinued operations	—	(2.1)
Net income	11.2	0.1
Net loss attributable to noncontrolling interest	—	(0.5)
Net income attributable to Ceridian	$11.2	$0.6
Net income (loss) per share attributable to Ceridian:
Basic	$0.08	$(0.07)
Diluted	$0.08	$(0.07)
Weighted average shares outstanding:
Basic	140,149,271	65,314,462
Diluted	147,042,228	65,314,462

*Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASU No. 2017-07, “Compensation—Retirement Benefits,” which we adopted on January 1, 2019.

Ceridian HCM Holding Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in millions)

	Three Months Ended March 31,
	2019	2018
		*As Adjusted
Net income	$11.2	$0.1
Loss from discontinued operations	—	2.1
Adjustments to reconcile net income to net cash used in operating activities:
Deferred income tax benefit	(1.9)	(0.2)
Depreciation and amortization	14.4	13.9
Amortization of debt issuance costs and debt discount	0.3	1.0
Net periodic pension and postretirement cost	1.3	0.6
Non-cash share-based compensation	6.0	2.7
Other	0.5	(0.2)
Changes in operating assets and liabilities excluding effects of acquisitions and divestitures:
Trade and other receivables	(3.8)	(1.3)
Prepaid expenses and other current assets	(7.0)	(13.3)
Accounts payable and other accrued expenses	(5.8)	(2.0)
Deferred revenue	(0.2)	3.3
Employee compensation and benefits	(16.9)	(17.0)
Accrued interest	3.4	(13.1)
Accrued taxes	(8.1)	6.3
Other assets and liabilities	(2.2)	(5.2)
Net cash used in operating activities - continuing operations	(8.8)	(22.3)
Net cash used in operating activities - discontinued operations	—	(1.1)
Net cash used in operating activities	(8.8)	(23.4)
Cash Flows from Investing Activities
Purchase of customer trust funds marketable securities	(143.3)	(520.6)
Proceeds from sale and maturity of customer trust funds marketable securities	49.8	175.4
Expenditures for property, plant, and equipment	(4.0)	(2.9)
Expenditures for software and technology	(9.9)	(7.4)
Acquisition costs, net of cash acquired	(10.2)	—
Net cash used in investing activities	(117.6)	(355.5)
Cash Flows from Financing Activities
Increase in customer trust funds obligations, net	1,916.1	230.4
Proceeds from issuance of common stock upon exercise of stock options	20.1	—
Repayment of long-term debt obligations	(1.7)	(0.3)
Net cash provided by financing activities	1,934.5	230.1
Effect of exchange rate changes on cash, restricted cash, and equivalents	3.9	(4.5)
Net increase (decrease) in cash, restricted cash, and equivalents	1,812.0	(153.3)
Elimination of cash from discontinued operations	—	1.0
Cash, restricted cash, and equivalents at beginning of period	1,106.3	2,411.8
Cash, restricted cash, and equivalents at end of period	$2,918.3	$2,259.5
Reconciliation of cash, restricted cash, and equivalents to the condensed consolidated balance sheets
Cash and equivalents	$206.3	$57.8
Restricted cash and equivalents included in customer trust funds	2,712.0	2,201.7
Total cash, restricted cash, and equivalents	$2,918.3	$2,259.5

*Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASU No. 2016-18, “Restricted Cash,” which we adopted on January 1, 2019.

Ceridian HCM Holding Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three Months Ended March 31
	2019	2018
		* As Adjusted
Operating profit	$27.4	$28.0
Other (expense) income, net	(1.6)	2.2
Depreciation and amortization	14.4	13.9
EBITDA from continuing operations (1)	40.2	44.1
Sponsorship management fees (2)	—	0.5
Intercompany foreign exchange loss (gain)	0.3	(2.8)
Share-based compensation	6.0	2.7
Severance charges (3)	2.1	1.9
Restructuring consulting fees (4)	1.2	0.1
Adjusted EBITDA	$49.8	$46.5
Adjusted EBITDA margin	24.4%	24.6%

*Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASU No. 2017-07, “Compensation—Retirement Benefits,” which we adopted on January 1, 2019.

(1)	We define EBITDA from continuing operations as net income or loss before interest, taxes, depreciation and amortization, and net income or loss from discontinued operations.
(2)

Represents expenses related to management, monitoring, consulting, transaction, and advisory fees and related expenses paid to the affiliates of our Sponsors pursuant to the management agreement with THL Managers VI, LLC and Cannae Holdings, LLC.

(3)	Represents costs for severance compensation paid to employees whose positions have been eliminated or who have been terminated not for cause.
(4)

Represents consulting fees and expenses incurred during the periods presented in connection with any acquisition, investment, disposition, recapitalization, equity offering, issuance or repayment of debt, issuance of equity interests, or refinancing.

The following tables present a reconciliation of our reported results to our non-GAAP Adjusted EBITDA basis for all periods presented:

	Three Months Ended March 31, 2019
	As Reported	Share-based compensation	Severance charges	Other operating expenses (1)	Adjusted
	(Unaudited, dollars in millions)
Cost of revenue:
Recurring services	$50.9	$0.4	$0.2	$—	$50.3
Professional services and other	35.3	0.2	0.2	—	34.9
Product development and management	15.2	0.5	0.1	—	14.6
Depreciation and amortization	8.7	—	—	—	8.7
Total cost of revenue	110.1	1.1	0.5	—	108.5
Sales and marketing	35.2	1.0	1.0	—	33.2
General and administrative	31.0	3.9	0.6	1.2	25.3
Operating profit	27.4	6.0	2.1	1.2	36.7
Other expense, net	1.6	—	—	0.3	1.3
Depreciation and amortization	14.4	—	—	—	14.4
EBITDA from continuing operations	$40.2	$6.0	$2.1	$1.5	$49.8

(1)	Other operating expenses includes intercompany foreign exchange loss and restructuring consulting fees.

	Three Months Ended March 31, 2018
	As Reported *As Adjusted	Share-based compensation	Severance charges	Other operating expenses (1)	Adjusted
	(Unaudited, dollars in millions)
Cost of revenue:
Recurring services	$50.7	$0.1	$0.5	$—	$50.1
Professional services and other	32.8	0.1	0.5	—	32.2
Product development and management	13.7	0.1	0.1	—	13.5
Depreciation and amortization	8.7	—	—	—	8.7
Total cost of revenue	105.9	0.3	1.1	—	104.5
Sales and marketing	29.0	0.4	0.7	—	27.9
General and administrative	25.9	2.0	0.1	0.6	23.2
Operating profit	28.0	2.7	1.9	0.6	33.2
Other (income) expense, net	(2.2)	—	—	(2.8)	0.6
Depreciation and amortization	13.9	—	—	—	13.9
EBITDA from continuing operations	$44.1	$2.7	$1.9	$(2.2)	$46.5

*Prior period information has been adjusted to reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASU No. 2017-07, “Compensation—Retirement Benefits,” which we adopted on January 1, 2019.

(1)	Other operating expenses includes sponsor management fees, intercompany foreign exchange gain, and restructuring consulting fees.

Source: Ceridian HCM Holding Inc.

For further information, please contact:

Investor Relations

Jeremy Johnson

Vice President, Finance and Investor Relations

Ceridian HCM Holding Inc.

1-844-829-9499

investors@ceridian.com

Public Relations

Teri Murphy

Director, Corporate Communications

Ceridian HCM Holding Inc.

1-647-417-2117

teri.murphy@ceridian.com